NEWS RELEASE — For Immediate Release
EXHIBIT 99.1
Visteon Announces Second Quarter 2007 Results
Highlights
•	EBIT-R of $15 million – net loss of $67 million

•	Cash from operations of $146 million

•	Cash balances of $1.5 billion

•	Continued progress on restructuring

•	Customer diversification continues; significant new business wins

•	Affirms previous guidance for full year 2007
VAN BUREN TOWNSHIP, Mich., Aug. 1, 2007 — Visteon Corporation (NYSE:VC) today announced second quarter 2007 results. For the second quarter 2007, Visteon reported a net loss of $67 million or $0.52 per share, which included non-cash asset impairments of $13 million. Second quarter EBIT-R, as defined below, was $15 million. Sales from continuing operations for the quarter were $2.97 billion, including product sales of $2.83 billion and services revenues of $141 million. During the quarter, Visteon generated $146 million of cash from operating activities and free cash flow, as defined below, of $66 million.
“At the mid-point of our three-year improvement plan, we have demonstrated progress across each pillar of the plan,” said Michael F. Johnston, chairman and chief executive officer. “More than half of the restructuring actions are complete, and several others are well on their way to completion. Even with significant reductions in customer volumes in North America, we are making solid progress on improving our base operations through improved quality and safety and significantly reduced administrative costs. We are also diversifying our sales and growing the business, particularly outside of North America.”
Restructuring
Visteon has now completed 16 of the 30 previously identified restructuring activities. During the second quarter 2007, in the United States, the company ended production at its Chesapeake, Va. facility, exited its facility in Chicago, commenced the closure of its Connersville, Ind. facility, and announced its intention to close the Bedford, Ind. facility. The company has also taken action to reduce costs at a number of its facilities in Western Europe.
As previously announced, Visteon completed the sale of three European chassis facilities, located in Germany and Poland, during the second quarter 2007. These facilities represented a substantial portion of the company’s operating capabilities in certain chassis-related product lines, including suspension systems, driveline systems and steering systems. Additionally, during May 2007 the company ceased brake production at its Swansea facility in the United Kingdom, exiting the remainder

Contact(s):
Media Inquiries	Investor Inquiries
Kimberley Goode	Derek Fiebig	Visteon Corporation
734-710-5000	734-710-5800	One Village Center Drive
kgoode@visteon.com	dfiebig@visteon.com	Van Buren Twp., Mich., 48111

of the company’s suspension systems operations. Accordingly, the results of operations of the suspension systems product line have been classified as discontinued operations in the consolidated statements of operations.
Visteon continues to make significant progress in the movement of its manufacturing and engineering footprint to lower cost countries. As of June 30, 2007, more than half of the company’s manufacturing personnel and one-third of its engineering personnel were located in lower cost countries. The company remains on track to have three quarters of its manufacturing and half of its engineering personnel in lower cost countries by 2009.
Completed restructuring actions will generate approximately $175 million of annual savings. With the completion of the 14 remaining restructuring actions, Visteon expects to achieve total annual savings of approximately $400 million.
New Business Wins
Visteon continues to win new business from a diverse group of customers across each of the company’s key product lines. Year-to-date new business wins are approximately $450 million, maintaining the momentum from 2006 when Visteon won $1 billion of new business. Of the 2007 new business wins, nearly 75 percent is related to business outside of North America, and the wins are primarily concentrated in climate and electronics.
“Our focused product portfolio and our ability to deliver the innovation and quality our customers expect is driving increased confidence in Visteon from a wide range of customers around the world, especially in Asia where we continue to win substantial amounts of new orders through both our wholly-owned and joint venture operations,” said Donald J. Stebbins, president and chief operating officer. “Our wins demonstrate that we are successfully restructuring and improving the company, while simultaneously positioning Visteon for the long-term.”
Free Cash Flow and Liquidity
Cash provided from operating activities totaled $146 million for the second quarter 2007, increasing $38 million from the same period a year ago. Free cash flow of $66 million for the quarter was an improvement of $56 million over the second quarter 2006. Year-to-date cash provided from operating activities totaled $15 million, compared to $76 million for the first six months of 2006. For the first half of 2007, free cash flow was negative $129 million, $22 million lower than first half 2006.
As of June 30, 2007, Visteon had cash balances totaling $1.5 billion and total debt of $2.7 billion. Additionally, no amounts were drawn on the company’s $350 million asset-based U.S. revolving credit facility.
Second Quarter 2007 Results
For the second quarter 2007, sales from continuing operations were $2.97 billion, including favorable foreign currency of approximately $110 million. Sales from continuing operations for the second quarter 2006 were $2.96 billion. Product sales to Ford Motor Co. declined 16 percent or $216 million to $1.11 billion, reflecting primarily lower North American production volumes, pricing, sourcing and product mix. Product sales to other customers increased 15 percent, or $230 million, to $1.72 billion and represented 61 percent of total product sales.
For the second quarter 2007, Visteon had a net loss of $67 million, or $0.52 per share, which included $13 million of non-cash asset impairments. In the same period in 2006, Visteon reported net income of $50 million, or $0.39 per share. Last year’s results included $22 million of non-cash asset impairments and an extraordinary gain of $8 million associated with the acquisition of a lighting facility in Mexico. Visteon also recognized a $49 million benefit in the second quarter 2006 related to the relief of post-employment benefits for Visteon salaried employees associated with two ACH manufacturing facilities transferred to Ford.
EBIT-R, as defined, for the second quarter 2007 was $15 million compared to $119 million for the second quarter 2006.
Half Year Results
For the first half 2007, sales from continuing operations were $5.86 billion, including favorable foreign currency of approximately $300 million. Sales from continuing operations for the same period in 2006 were $5.87 billion, including product sales of $5.59 billion. Product sales to Ford declined 14 percent, or $362 million, to $2.25 billion, reflecting primarily lower North American production volumes, pricing, sourcing and product mix. Despite lower sales to Nissan in North America due to production volumes, product sales to other customers increased 12 percent, or $368 million, to $3.34 billion and represented 60 percent of total product sales.
Visteon reported a net loss of $220 million, or $1.70 per share, for the first six months of 2007. These results include $63 million of non-cash asset impairments. This compares to net income of $53 million, or $0.41 per share, for the same period a year ago. Half year results for 2006 include $22 million of non-cash asset impairments and an extraordinary gain of $8 million. In the first half of 2006, Visteon recognized a cumulative benefit of $72 million related to the relief of post-employment benefits for Visteon salaried employees associated with two ACH manufacturing facilities transferred to Ford.
EBIT-R for the first half 2007 was a loss of $31 million compared to positive $191 million for the same period in 2006.
Full Year 2007 Outlook
Visteon continues to expect EBIT-R for the full year 2007 to be in the range of negative $35 million to negative $135 million on product sales of $10.7 billion. Free cash flow is still projected to be in the range of negative $180 million to negative $280 million.
“The second half of 2007 will continue to be a challenge as we face low production on a number of important platforms, particularly in North America,” Johnston said. “However we expect to show significant year-over-year improvement in our financial performance compared to the back half of 2006 as we benefit from the restructuring actions we have taken and other cost-reduction efforts.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 45,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full — year 2007 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2007	2006	2007	2006
Net sales
Products	$2,833	$2,819	$5,591	$5,585
Services	141	138	271	283

	2,974	2,957	5,862	5,868

Cost of sales
Products	2,679	2,507	5,322	5,026
Services	140	137	268	281

	2,819	2,644	5,590	5,307

Gross margin	155	313	272	561

Selling, general and administrative expenses	145	194	314	361
Asset impairments	11	22	51	22
Restructuring expenses	37	12	62	21
Reimbursement from Escrow Account	47	12	82	21

Operating income (loss)	9	97	(73)	178

Interest expense, net	41	46	81	85
Debt extinguishment gain	—	8	—	8
Equity in net income of non-consolidated affiliates	14	12	23	19

(Loss) income before income taxes, minority interests, discontinued operations, change in accounting and extraordinary item	(18)	71	(131)	120

Provision for income taxes	28	17	45	47
Minority interests in consolidated subsidiaries	14	10	20	17

Net (loss) income from continuing operations before change in accounting and extraordinary item	(60)	44	(196)	56

Loss from discontinued operations, net of tax	7	2	24	7

Net (loss) income before change in accounting and extraordinary item	(67)	42	(220)	49

Cumulative effect of change in accounting, net of tax	—	—	—	(4)

Net (loss) income before extraordinary item	(67)	42	(220)	45

Extraordinary item, net of tax	—	8	—	8

Net (loss) income	$(67)	$50	$(220)	$53

Per share data:
Basic and diluted (loss) earnings per share from continuing operations before change in accounting and extraordinary item	$(0.46)	$0.34	$(1.52)	$0.44

Loss from discontinued operations, net of tax	(0.06)	(0.01)	(0.18)	(0.06)

Basic and diluted (loss) earnings per share before change in accounting and extraordinary item	(0.52)	0.33	(1.70)	0.38

Cumulative effect of change in accounting, net of tax	—	—	—	(0.03)

Basic and diluted (loss) earnings per share before extraordinary item	(0.52)	0.33	(1.70)	0.35

Extraordinary item, net of tax	—	0.06	—	0.06

Basic and diluted (loss) earnings per share	$(0.52)	$0.39	$(1.70)	$0.41

Average shares outstanding (millions)
Basic	129.5	127.8	129.2	127.5
Diluted	129.5	127.9	129.2	127.6

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	June 30	December 31
	2007	2006
ASSETS
Cash and equivalents	$1,473	$1,057
Accounts receivable, net	1,347	1,245
Interests in accounts receivable transferred	551	482
Inventories, net	523	520
Other current assets	284	261

Total current assets	4,178	3,565

Equity in net assets of non-consolidated affiliates	215	224
Property and equipment, net	2,790	3,034
Other non-current assets	143	115

Total assets	$7,326	$6,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Short-term debt, including current portion of long-term debt	$100	$100
Accounts payable	1,876	1,825
Accrued employee liabilities	305	323
Other current liabilities	376	320

Total current liabilities	2,657	2,568

Long-term debt	2,605	2,128
Employee benefits, including pensions	674	924
Postretirement benefits other than pensions	637	747
Deferred income taxes	218	170
Other non-current liabilities	363	318
Minority interests in consolidated subsidiaries	274	271

Shareholders’ deficit Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,403	3,398
Accumulated deficit	(3,863)	(3,606)
Accumulated other comprehensive income (loss)	113	(216)
Other	(13)	(22)

Total shareholders’ deficit	(102)	(188)

Total liabilities and shareholders’ deficit	$7,326	$6,938

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2007	2006	2007	2006
Operating Activities

Net (loss) income	$(67)	$50	$(220)	$53

Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Depreciation and amortization	116	106	237	208
Asset impairments	13	22	63	22
Non-cash postretirement benefits	8	(49)	27	(72)
Extraordinary item, net of tax	—	(8)	—	(8)
Debt extinguishment gain	—	(8)	—	(8)
Equity in net income of non-consolidated affiliates, net of dividends remitted	24	10	15	3
Non-cash tax items	(22)	(4)	(30)	(5)
Other non-cash items	(3)	(4)	5	(4)
Change in receivables sold	(24)	(2)	(65)	(55)
Changes in assets and liabilities:
Accounts receivable and retained interests	23	(11)	(82)	20
Escrow receivable	(1)	—	13	24
Inventories	1	(20)	(22)	(19)
Accounts payable	(13)	(74)	50	(173)
Other	91	100	24	90

Net cash provided from operating activities	146	108	15	76

Investing Activities

Capital expenditures	(80)	(98)	(144)	(183)
Proceeds from divestiture and asset sales	83	4	90	11
Other	(1)	—	(1)	—

Net cash provided from (used by) investing activities	2	(94)	(55)	(172)

Financing Activities

Short-term debt, net	(6)	(103)	(4)	(373)
Proceeds from debt, net of issuance costs	496	805	497	1,176
Principal payments on debt	(14)	(603)	(18)	(610)
Repurchase of unsecured debt securities	—	(141)	—	(141)
Other, including book overdrafts	(33)	(30)	(31)	(9)

Net cash provided from (used by) financing activities	443	(72)	444	43

Effect of exchange rate changes on cash	10	13	12	24

Net increase (decrease) in cash and equivalents	601	(45)	416	(29)

Cash and equivalents at beginning of period	872	881	1,057	865

Cash and equivalents at end of period	$1,473	$836	$1,473	$836
		~ ~~~~~~~~	~ ~~~~~~~	~ ~~~~~~~~

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding non-GAAP financial measures of “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure below.
EBIT-R: EBIT-R represents net income (loss) before net interest expense, provision for income taxes and extraordinary item and excludes impairment of long-lived assets and net unreimbursed restructuring charges. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities.

	Three-Months Ended		Six-Months Ended		FY 2007
	June 30		June 30		Estimate
	2007	2006	2007	2006
Net income (loss)	$(67)	$50	$(220)	$53	$(480) -	(380)

Interest expense, net	41	38	81	77	175
Provision for income taxes	28	17	45	47	95
Asset impairments	13	22	63	22	63
Extraordinary item, net of tax	—	(8)	—	(8)	—
Restructuring and other reimbursable costs	53	12	94	21	145
Reimbursement from escrow account	(53)	(12)	(94)	(21)	(133)

EBIT-R	$15	$119	$(31)	$191	$(135)-	(35)

EBIT-R is not a recognized term under US GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended		Six-Months Ended		2007
	June 30		June 30		Estimate*
	2007	2006	2007	2006
Cash provided from operating activities	$146	$108	$15	$76	$90 - 190
Capital expenditures	(80)	(98)	(144)	(183)	(370)

Free cash flow	$66	$10	$(129)	$(107)	$(280) -	(180)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*	As of June 30, 2007 Visteon had $92 million of total receivable sales. This represents a $65 million decrease from the $157 million at December 31, 2006. Full year 2007 estimates are based on receivables sales equal to the December 31, 2006 level.